Exhibit 99.1

Clearwater Paper Announces Executive Changes

Thomas A. Colgrove to Retire and Patrick T. Burke Named President of Consumer Products Division

SPOKANE, Wash.--(BUSINESS WIRE)--March 5, 2015--Clearwater Paper Corporation (NYSE:CLW) today announced the retirement of Thomas A. Colgrove as president of the company’s consumer products division. Mr. Colgrove will continue to serve as president of the division until the beginning of the second quarter. Patrick T. Burke, who currently serves as the company’s vice president of supply chain, will assume the role of senior vice president and president of the company’s consumer products division, when his successor for the supply chain function is appointed. Mr. Colgrove will also continue to serve the company until the end of 2015 to assist in the transition.

“Pat joined Clearwater Paper in May 2014,” said Linda K. Massman, president and CEO. “During this time, Pat has proven his abilities to develop and implement a successful supply chain and warehouse operations strategy, and has also established himself as a valued and respected member of Clearwater Paper’s leadership team.”

Prior to joining Clearwater Paper, Mr. Burke spent nearly 30 years in manufacturing, warehouse operations and supply chain management leadership positions for PepsiCo, Quaker Oats and Ralston Foods. While at PepsiCo, he managed the Western Region of Gatorade with total sales of $4 billion. Mr. Burke received his Bachelor of Science from Jacksonville State University and his MBA from Ohio University.

“Pat’s extensive experience leading manufacturing and supply chain operations, and implementing continuous improvement practices for some of the country’s largest consumer-products companies fits well with our company’s strong focus on gaining efficiencies in every part of our operation,” said Massman.

“Tom Colgrove has logged more than 40 years of industry experience, and has brought much of that knowledge and knowhow to bear, driving success at both the paperboard and tissue segments of our company for the past six years,” said Massman. “All of us at Clearwater Paper thank Tom for his service and leadership, and look forward to continuing to work with him during this transition.”

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer partnerships through quality and service.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

CONTACT:
Clearwater Paper Corporation
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Matt Van Vleet, 509-344-5912
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Investors:
Robin Yim, 509-344-5906